Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in this Registration Statement on Form S-11 of our report dated February 21, 2024, with respect to the financial statements of Sunrise Realty Trust, Inc. as of December 31, 2023, and for the period from August 28, 2023 (date of formation) through December 31, 2023 included in the Registration Statement on Form S-11 (File No. 333-284367) and the related Prospectus of Sunrise Realty Trust, Inc. for the registration of its common stock.

We also consent to the reference to our firm under the caption “Experts”.

/s/CohnReznick LLP
Baltimore, Maryland
January 27, 2025